                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                             ________________


                                FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                       KYSOR INDUSTRIAL CORPORATION
          (Exact name of registrant as specified in its charter)

                   MICHIGAN                           38-1909000
   (State of incorporation or organization)         (IRS Employer
                                                  Identification No.)

              ONE MADISON AVENUE
              CADILLAC, MICHIGAN                        49601
   (Address of principal executive offices)           (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     TITLE OF EACH CLASS             NAME OF EACH EXCHANGE ON WHICH
     TO BE SO REGISTERED             EACH CLASS IS TO BE REGISTERED
     Common Share Purchase Rights      New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                   NONE
                             (Title of Class)













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Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Item 1 is amended to add the following:

     Effective as of December 17, 1996, Harris Trust and Savings Bank was appointed as successor Rights Agent under the Rights Agreement dated as of April 26, 1996 (the "Rights Agreement"). In connection with such change in Rights Agents, Kysor Industrial Corporation ("Kysor") executed Amendment No.1 ("Amendment No.1") to the Rights Agreement. Amendment No.1 amends
Section 21 of the Rights Agreement to provide that the Rights Agent shall be a corporation organized and doing business under the laws of the United States or of the State of Michigan or Illinois (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of Michigan or Illinois), in good standing, having a principal office in the State of Michigan or Illinois which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million.

     As publicly announced on February 2, 1997, Kysor has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Scotsman Industries, Inc., a Delaware corporation ("Scotsman") and K Acquisition Corp., a Michigan corporation and wholly owned subsidiary of Scotsman ("K"). In connection with the Merger Agreement, Kysor executed Amendment No.2 ("Amendment No.2") to the Rights Agreement.

     Amendment No.2 amends Sections 1(a), 7(a) and 11 of the Rights Agreement to (a) prevent Scotsman or K from becoming an "Acquiring Person",
(b) prevent a "Distribution Date" from occurring, and (c) prevent an adjustment to the purchase price, number and kind of Shares or number of rights as a result of: (i) the announcement, commencement or consummation of the Offer (as defined in the Merger Agreement), or (ii) the execution of the Merger Agreement or the consummation of the transaction contemplated thereby.

     Amendment No.2 also amends Section 13 to exempt both (a) the execution of the Merger Agreement or any amendment thereto and (b) the consummation of the transactions contemplated by the Merger Agreement from Section 13's triggering provisions.

     The form of Rights Agreement between Kysor and the Rights Agent specifying the terms of the rights is attached as Exhibits 1 and 2 to the Form 8-A filed May 1, 1996. Amendment No.1 to the Rights Agreement is attached hereto as Exhibit 99(b). Amendment No.2 to the Rights Agreement is attached hereto as Exhibit 99(c). All exhibits to the Form 8-A included in this Form 8-A Amendment thereto are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendments


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thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.   EXHIBITS

     99(a) Form of Rights Agreement, dated as of April 26, 1996, between Kysor Industrial Corporation and State Street Bank & Trust Co. as Rights Agent, which includes the form of Rights Certificate and the Summary of Rights to Purchase Common Shares, and the form of letter sent to Kysor shareholders on or about April 26, 1996. Previously filed as Exhibits 99(a) and 99(b) to the Form 8-A filed May 1, 1996.

     99(b)     Amendment No.1 to the Rights Agreement dated as of December
               17, 1996

     99(c)     Amendment No.2 to the Rights Agreement dated as of February
               2, 1997

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                                SIGNATURES


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   KYSOR INDUSTRIAL CORPORATION
                                          (Registrant)


Dated: February 13, 1997           By /S/ TERRY M. MURPHY

                                      Its VICE PRESIDENT-CHIEF
                                          FINANCIAL OFFICER


































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                               EXHIBIT INDEX


EXHIBIT                       DOCUMENT

99(a) Form of Rights Agreement, dated as of April 26, 1996, between Kysor Industrial Corporation and State Street Bank & Trust Co. as Rights Agent, which includes the form of Rights Certificate and the Summary of Rights to Purchase Common Shares, and the form of letter sent to Kysor shareholders on or about April 26, 1996. Previously filed as Exhibits 99(a) and 99(b) to the Form 8-A filed May 1, 1996.

99(b)          Amendment No.1 to the Rights Agreement dated as of December
               17, 1996

99(c) Amendment No.2 to the Rights Agreement dated as of February 2, 1997.


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